Exhibit 99.1

Forest Oil Announces Fourth Quarter and Year End 2010 Results Including Significant Organic Production Growth and Attractive Finding and Development Costs

Fourth Quarter 2010 Net Sales Volumes of 472 MMcfe/d; 3% Sequential Organic Growth and 19% Organic Growth from Fourth Quarter 2009, Pro Forma for Divestitures

Fourth Quarter 2010 Liquids Net Sales Volumes of 20.8 MBbls/d; 6% Sequential Organic Growth and 47% Organic Growth from Fourth Quarter 2009, Pro Forma for Divestitures

Fourth Quarter 2010 Adjusted Free Cash Flow of $40 Million

2010 Drill Bit Reserve Replacement of 209% with Finding and Development Costs of $1.90/Mcfe

Participated in First Horizontal Eagle Ford Well with Peak 24-hour Production Rate of 830 Bbls/d and Production Rate of 600 Bbls/d after 40 Days On-Line

2011 Net Sales Volumes Guidance Reduced

DENVER--(BUSINESS WIRE)--February 22, 2011--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the fourth quarter and full year 2010.

The Company reported the following highlights for the three months ended December 31, 2010:

  Net Sales Volumes of 472 MMcfe/d organically increased 3% from the third quarter of 2010 and 19% from the fourth quarter of 2009, pro forma for divestitures
  Liquids net sales volumes of 20.8 MBbls/d organically increased 6% from the third quarter of 2010 and 47% from fourth quarter of 2009, pro forma for divestitures
  Adjusted net earnings of $50 million decreased 21% from the corresponding 2009 period
  Adjusted EBITDA of $191 million decreased 9% from the corresponding 2009 period
  Adjusted discretionary cash flow of $157 million decreased 8% from the corresponding 2009 period
  Adjusted free cash flow of $40 million

H. Craig Clark, President and CEO, stated, “2010 was an exceptional year for Forest driven by an asset portfolio that provided significant growth in production and reserves. We maintained our exploration and development capital spending levels within guidance through efficiency gains and cost control efforts, which offset service cost increases. Due to allocating capital to our high-quality, liquids-rich portfolio of assets, we were able to increase production organically by 19% in the fourth quarter of 2010 versus the fourth quarter of 2009, pro forma for divestitures. This production growth included organic liquids growth of almost 50% during 2010. Further, we increased our estimated proved reserves by approximately 9%, pro forma for divestitures, and were able to add reserves during 2010 at attractive drill bit finding and development costs of $1.90 per Mcfe, while maintaining a similar estimated proved undeveloped component.

We are adjusting our 2011 guidance to reflect recent developments and actions we are taking in the Texas Panhandle – Granite Wash play along with significant weather and downstream third party infrastructure downtime in the first quarter of 2011. While we decreased guidance, we still believe the geologic and geographic diversity of our position across our entire Granite Wash play provides us with highly economic opportunities to grow production and reserves. As we move forward into 2011, we intend to continue to allocate about 50% of our capital budget to the Granite Wash play, including testing new zones. We still expect organic growth focusing on high-return, liquids-rich locations during 2011 and beyond from the Texas Panhandle – Granite Wash play but have moderated our 2011 expectations.

Forest participated in its first completion in the Eagle Ford oil window as a non-operated partner. This well had an initial production rate as high as 830 Bbls/d during its first 30 days on-line while producing at a restricted rate and is currently producing 600 Bbls/d. We spud our first operated horizontal well in the Eagle Ford oil window at the end of the fourth quarter and are currently in the process of completing the well. We currently have two rigs in the play and are encouraged about our acreage position based on our early results and offset competitor well performance. Additionally, as we have done with many of our vertical plays in our portfolio, we have spud our first horizontal Nikanassin Resource well, starting the initial steps to transition to full horizontal development. We expect to complete this well shortly and are encouraged based on our vertical well testing. The Texas Panhandle – Granite Wash play remains the cornerstone of our portfolio, but we expect to expand our portfolio through development efforts in the Eagle Ford, where we essentially have a 100% working interest, and Nikanassin Resource plays. In summary, we look forward to another productive year through the expansion of our asset base as we focus on liquids-rich drilling and new horizontal opportunities.”

FOURTH QUARTER 2010 RESULTS

For the three months ended December 31, 2010, Forest reported net earnings of $16.2 million or $0.14 per diluted share. This compares to Forest’s net earnings of $45.2 million or $0.40 per diluted share in the corresponding 2009 period. Net earnings for the three months ended December 31, 2010, were affected by the following items:

  The non-cash effect of net unrealized losses on derivative instruments totaling $64.9 million ($41.5 million net of tax)
  The non-cash effect of unrealized foreign currency exchange gains totaling $9.0 million ($7.6 million net of tax)

Without the effects of these items, Forest’s adjusted net earnings for the three months ended December 31, 2010, were $50.1 million or $0.44 per diluted share. These are decreases of 21% compared to Forest’s adjusted net earnings of $63.4 million and $0.56 per diluted share in the corresponding 2009 period. Forest’s adjusted EBITDA for the three months ended December 31, 2010 decreased 9% to $190.9 million, compared to $209.0 million in the corresponding 2009 period. Forest’s adjusted discretionary cash flow for the three months ended December 31, 2010 decreased 8% to $157.2 million, compared to $171.8 million in the corresponding 2009 period.

The decrease in net earnings, EBITDA, and discretionary cash flow, each as adjusted, was primarily due to lower average realized commodity prices and lower net realized derivative gains, partially offset by higher absolute net sales volumes for the three months ended December 31, 2010, compared to the corresponding 2009 period.

Net Sales Volumes, Average Realized Prices, and Revenues

Forest’s average net sales volumes for the three months ended December 31, 2010 organically increased 19% to 472 MMcfe/d, compared to the corresponding 2009 period, pro forma for divestitures.

Forest’s average oil and natural gas liquids (NGLs) net sales volumes for the three months ended December 31, 2010 organically increased 47% to 20.8 MBbls/d, compared to the corresponding 2009 period, pro forma for divestitures.

	Three Months Ended December 31, 2010
	Gas	Oil	NGLs	Total
Net sales volumes	(MMcf/d)	(MBbls/d)	(MBbls/d)	(MMcfe/d)

United States	277.8	6.8	11.8	389.2
Canada	69.8	2.0	0.3	83.2
Totals	347.5	8.7	12.1	472.4

Average realized prices	Gas ($/Mcf)	Oil ($/Bbl)	NGLs ($/Bbl)	Total ($/Mcfe)

United States	$3.42	81.17	37.58	4.99
Canada	3.32	69.71	52.38	4.60
Average realized prices not including realized derivative gains and losses	3.40	78.60	37.93	4.92

Realized gains (losses) on NYMEX derivatives	1.45	(3.14)	-	1.01
Realized losses on basis derivatives	(0.27)	-	-	(0.20)
Average realized prices including realized derivative gains and losses	$4.57	75.46	37.93	5.73

Revenues (in thousands)	Gas	Oil	NGLs	Total

United States	$87,301	50,566	40,813	178,680
Canada	21,285	12,548	1,362	35,195
Revenues not including realized derivative gains and losses	108,586	63,114	42,175	213,875

Realized gains (losses) on NYMEX derivatives	46,232	(2,519)	-	43,713
Realized losses on basis derivatives	(8,767)	-	-	(8,767)
Revenues including realized derivative gains and losses	$146,051	60,595	42,175	248,821

Total Cash Costs

Forest’s total cash costs for the three months ended December 31, 2010 decreased 46% to $94.0 million, compared to $174.6 million in the corresponding 2009 period. Total cash costs per-unit for the three months ended December 31, 2010 decreased 48% to $2.16 per Mcfe, compared to $4.13 per Mcfe in the corresponding 2009 period. Forest’s total cash costs for the three months ended December 31, 2010, pro forma for income tax expense associated with divestitures, decreased 9% to $94.0 million, compared to $103.0 million in the corresponding 2009 period. Total cash costs per-unit for the three months ended December 31, 2010, pro forma for income tax expense associated with divestitures, decreased 11% to $2.16 per Mcfe, compared to $2.44 per Mcfe in the corresponding 2009 period. The decrease in cash costs was the result of cost cutting initiatives and reduced interest expense due to lower average debt balances.

The following table details the components of total cash costs for the three months ended December 31, 2010, and 2009:

	Three Months Ended December 31,
	2010	Per Mcfe	2009	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$46,052	1.06	46,313	1.10
General and administrative expense (excluding stock-based compensation of $6,141 and $4,157, respectively)	12,522	0.29	17,869	0.42
Interest expense	37,283	0.86	41,114	0.97
Current income tax expense	(1,812)	(0.04)	69,310	1.64
Total cash costs	$94,045	2.16	174,606	4.13

Current income tax expense associated with oil and gas property divestitures	-	-	(71,571)	(1.69)
Pro forma total cash costs	$94,045	2.16	103,035	2.44

_________________________

Total cash costs is a non-GAAP measure that is used by management to assess the Company’s cash operating performance. Forest defines total cash costs as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Depreciation and Depletion Expense

Forest’s depreciation and depletion expense per-unit for the three months ended December 31, 2010 increased 7% to $1.66 per Mcfe, compared to $1.55 per Mcfe in the corresponding 2009 period, as a result of higher future development costs, finding and development costs in excess of current DD&A rates, and the foreign currency translation effects from the appreciation of the Canadian dollar.

Capital Expenditures

Forest’s total exploration and development expenditures for the three months ended December 31, 2010 were $117.7 million, a sequential reduction from $149.0 million in the third quarter of 2010 and slightly higher compared to $113.9 million in the corresponding 2009 period. The following table summarizes total capital expenditures incurred for the three months ended December 31, 2010 (in thousands):

	United States	Canada	International	Total
Exploration and development	$93,439	22,915	1,303	117,657
Land and leasehold acquisitions	3,128	972	-	4,100
Proved property acquisition	341	-	-	341
Total	96,908	23,887	1,303	122,098

Add:
ARO, capitalized interest, and capitalized equity compensation	6,261	1,026	114	7,401
Total capital expenditures	$103,169	24,913	1,417	129,499

2010 RESULTS

For the year ended December 31, 2010, Forest reported net earnings of $227.5 million or $2.00 per diluted share. This compares to Forest’s net loss of $923.1 million or $8.85 per diluted share in the corresponding 2009 period. Net earnings for the year ended December 31, 2010, were affected by the following items:

  The non-cash effect of net unrealized gains on derivative instruments totaling $37.9 million ($24.3 million net of tax)
  The non-cash effect of unrealized foreign currency exchange gains totaling $14.3 million ($12.0 million net of tax)
  A net gain on debt extinguishment totaling $4.6 million ($2.9 million net of tax)

Without the effects of these items, Forest’s adjusted net earnings for the year ended December 31, 2010, were $188.3 million or $1.66 per diluted share. This is a decrease of 6% and 12%, respectively, compared to Forest’s adjusted net earnings of $200.3 million and $1.88 per diluted share in the corresponding 2009 period. Forest’s adjusted EBITDA for the year ended December 31, 2010 decreased 10% to $719.0 million, compared to $794.7 million in the corresponding 2009 period. Forest’s adjusted discretionary cash flow for the year ended December 31, 2010 decreased 10% to $573.9 million, compared to $637.8 million in the corresponding 2009 period.

The decrease in net earnings, EBITDA, and discretionary cash flow, each as adjusted, was primarily due to lower net realized derivative gains and lower absolute net sales volumes, caused by divestitures, partially offset by higher net realized commodity prices for the year ended December 31, 2010 compared to the corresponding 2009 period.

Net Sales Volumes, Average Realized Prices, and Revenues

Forest’s average net sales volumes for the year ended December 31, 2010 organically increased 5% to 453 MMcfe/d, compared to the corresponding 2009 period, pro forma for divestitures.

Forest’s average oil and natural gas liquids (NGLs) net sales volumes for the year ended December 31, 2010 organically increased 33% to 18.9 MBbls/d, compared to the corresponding 2009 period, pro forma for divestitures.

	Year Ended December 31, 2010
	Gas	Oil	NGLs	Total
Net sales volumes	(MMcf/d)	(MBbls/d)	(MBbls/d)	(MMcfe/d)

United States	277.7	6.5	9.8	375.4
Canada	61.5	2.3	0.4	77.3
Totals	339.1	8.7	10.2	452.7

Average realized prices	Gas ($/Mcf)	Oil ($/Bbl)	NGLs ($/Bbl)	Total ($/Mcfe)

United States	$3.99	76.08	34.54	5.16
Canada	3.71	67.51	51.68	5.18
Average realized prices not including realized derivative gains and losses	3.94	73.85	35.16	5.17

Realized gains (losses) on NYMEX derivatives	1.12	(1.20)	-	0.82
Realized losses on basis derivatives	(0.29)	-	-	(0.21)
Average realized prices including realized derivative gains and losses	$4.78	72.65	35.16	5.77

Revenues (in thousands)	Gas	Oil	NGLs	Total

United States	$404,415	179,312	123,965	707,692
Canada	83,226	55,896	6,925	146,047
Revenues not including realized derivative gains and losses	487,641	235,208	130,890	853,739

Realized gains (losses) on NYMEX derivatives	138,848	(3,825)	-	135,023
Realized losses on basis derivatives	(35,261)	-	-	(35,261)
Revenues including realized derivative gains and losses	$591,228	231,383	130,890	953,501

Total Cash Costs

Forest’s total cash costs for the year ended December 31, 2010 decreased 25% to $375.2 million, compared to $498.7 million in the corresponding 2009 period. Total cash costs per-unit for the year ended December 31, 2010 decreased 17% to $2.27 per Mcfe, compared to $2.73 per Mcfe in the corresponding 2009 period. Forest’s total cash costs for the year ended December 31, 2010, pro forma for income tax expense associated with divestitures, decreased 8% to $392.2 million, compared to $427.2 million in the corresponding 2009 period. Total cash costs per-unit for the year ended December 31, 2010, pro forma for income tax expense associated with divestitures, increased 1% to $2.37 per Mcfe, compared to $2.34 per Mcfe in the corresponding 2009 period.

The following table details the components of total cash costs for the year ended December 31, 2010, and 2009:

	Year Ended December 31,
	2010	Per Mcfe	2009	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$188,133	1.14	210,795	1.15
General and administrative expense (excluding stock-based compensation of $21,780 and $12,437, respectively)	51,424	0.31	53,639	0.29
Interest expense	149,523	0.90	163,487	0.89
Current income tax expense	(13,901)	(0.08)	70,815	0.39
Total cash costs	$375,179	2.27	498,736	2.73

Current income tax expense associated with oil and gas property divestitures	16,984	0.10	(71,571)	(0.39)
Pro forma total cash costs	$392,163	2.37	427,165	2.34

_________________________

Total cash costs is a non-GAAP measure that is used by management to assess the Company’s cash operating performance. Forest defines total cash costs as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Depreciation and Depletion Expense

Forest’s depreciation and depletion expense per-unit for the year ended December 31, 2010 decreased 8% to $1.52 per Mcfe, compared to $1.66 per Mcfe in the corresponding 2009 period, as a result of non-cash ceiling test write-downs of oil and gas properties during the three months ended March 31, 2009, and the divestiture of oil and gas properties in 2009.

Capital Expenditures

Forest’s total exploration and development expenditures were $656.0 million, compared to $512.7 million in the corresponding 2009 period. The following table summarizes total capital expenditures incurred for the year ended December 31, 2010 (in thousands):

	United States	Canada	International	Total
Exploration and development	$489,282	162,611	4,153	656,046
Land and leasehold acquisitions	64,593	38,685	-	103,278
Proved property acquisitions	5,823	-	-	5,823
Total	559,698	201,296	4,153	765,147

Add:
ARO, capitalized interest, and capitalized equity compensation	20,781	1,735	598	23,114
Total capital expenditures	$580,479	203,031	4,751	788,261

ESTIMATED PROVED RESERVES

Forest reported December 31, 2010 estimated proved reserves of 2,244 Bcfe, which were 60% proved developed and 78% natural gas, compared to 2,121 Bcfe at December 31, 2009, which were 63% proved developed and 80% natural gas. The increase in estimated proved reserves is driven by active drilling programs in our core areas. The pricing utilized for estimated proved reserves at December 31, 2010 was based on a 12-month average of the 2010 first day of the month Henry Hub price for natural gas and West Texas Intermediate (WTI) for oil of $4.38 per MMbtu and $79.81 per barrel, respectively. This compares to the pricing utilized for estimated proved reserves at December 31, 2009 for natural gas and oil of $3.87 per MMbtu and $61.08 per barrel, respectively. Forest did not have any revisions to its December 31, 2010 estimated proved reserves as a result of its capital allocation shift to liquids-rich drilling opportunities. Furthermore, Forest expects to be able to fund all capital necessary to develop its estimated proved reserves with anticipated internally generated cash flow. Forest’s estimated proved reserves were audited by DeGolyer and MacNaughton (D&M), an independent third party engineering firm. D&M’s audit covered properties representing 87% of the value of Forest’s total estimated proved reserves at year end 2010.

The following table reflects the 2010 activity related to Forest’s estimated proved reserves, and includes calculations of reserve replacement ratios and finding and development costs utilizing net sales volumes and capital expenditures.

	Estimated Proved Reserves (MMcfe)
	United States	Canada	International	Total
December 31, 2009	1,746,439	322,325	51,738	2,120,502

Purchases of properties	6,044	-	-	6,044
Extensions and discoveries	281,642	102,660	-	384,302
Reserve additions	287,686	102,660	-	390,346

Net sales volumes	(137,022)	(28,208)	-	(165,230)
Sales of properties	(48,633)	(13,795)	-	(62,428)
Revisions	(32,527)	(6,409)	-	(38,936)
Reserve subtractions	(218,182)	(48,412)	-	(266,594)

December 31, 2010	1,815,943	376,573	51,738	2,244,254

2010 Drill bit reserve replacement ratio including revisions (1)	182%	341%	N/A	209%

2010 Drill bit finding and development costs including revisions (per Mcfe) (2)	$1.96	$1.69	N/A	$1.90

2010 All-sources reserve replacement ratio (3)	186%	341%	N/A	213%

2010 All-sources finding and development costs (per Mcfe) (4)	$2.19	$2.09	N/A	$2.18

2010 Reserve : production ratio (years)	13.3	13.3	N/A	13.6

EXPLANATION OF RESERVE REPLACEMENT RATIO AND
FINDING AND DEVELOPMENT COSTS

The following discussion relates to Forest’s estimated proved reserves in 2010:

(1)	The drill bit reserve replacement ratio, including revisions, of 209% was calculated by dividing extensions and discoveries of 384 Bcfe less revisions of 39 Bcfe, by net sales volumes of 165 Bcfe.

(2)	The drill bit finding and development costs, including revisions, of $1.90 per Mcfe were calculated by dividing the sum of total exploration and development expenditures (excluding asset retirement obligations, capitalized interest, and capitalized equity compensation), $656 million, by extensions and discoveries of 384 Bcfe less revisions of 39 Bcfe.

(3)	All-sources reserve replacement ratio of 213% was calculated by dividing reserves attributable to properties purchased during the year plus extensions and discoveries (which together total 390 Bcfe) less revisions of 39 Bcfe, by net sales volumes of 165 Bcfe.

(4)	All-sources finding and development costs of $2.18 per Mcfe were calculated by dividing the sum of total costs from capital activities (excluding asset retirement obligations, capitalized interest, and capitalized equity compensation), $765 million, by reserves attributable to properties purchased during the year plus extensions and discoveries (which together total 390 Bcfe) less revisions of 39 Bcfe.

OPERATIONAL PROJECT UPDATE

Texas Panhandle – Granite Wash Play

Forest holds approximately 165,000 gross and 101,000 net acres in the Texas Panhandle – Granite Wash play. The area provides for excellent horizontal drilling opportunities targeting multiple liquids-rich Granite Wash intervals as well as other multi-pay objectives. During 2010, Forest tested five prospective intervals in the play, establishing a total of eight intervals as prospective for horizontal development. In addition, Forest’s delineation program continues to expand the play further north into Hemphill County, Texas and into new zones. Forest currently has six operated rigs running in the play and expects to invest $300 million to drill approximately 40 gross horizontal operated wells during the year.

In 2010, Forest completed 27 horizontal wells in the Texas Panhandle – Granite Wash play that had average 24-hour initial production rates of 26 MMcfe/d. Five of the seven wells drilled and completed in the fourth quarter were drilled in Hemphill County, Texas, with their success demonstrating the continued expansion of the geographic extent of the Granite Wash play further de-risking the Company’s extensive acreage position. Forest has now drilled and completed successful Granite Wash horizontal wells over a 30 mile span while maintaining a significant amount of undeveloped acreage within the play.

Operated Wells	Working Interest (%)	Gross Natural Gas (MMcf/d)	Gross Oil & Condensate (Bbls/d)	Gross Natural Gas Liquids (Bbls/d)	Gross Equivalent (MMcfe/d)
Prior Average (20 Wells)	81.8	11.5	1,047	1,709	28
New 4th Quarter (7 Wells)	71.9	9.7	448	1,042	19

Program Average (27 Wells)	79.2	11.0	892	1,536	26

The Texas Panhandle – Granite Wash play has a thick hydrocarbon-charged section extending across a large geographic region. This section has multiple stacked reservoirs, each with its own rock properties. In an area in south central Wheeler County, Texas, Forest experienced, in early February, 2011, a certain zone with permeability in excess of other zones it has tested. As a result of this high permeability, Forest has encountered depletion in its most recent well drilled in this area, lending to reduced reservoir pressure and thus a lower than expected 24-hour initial production rate of 9 MMcfe/d. This well was drilled in an area of approximately 2,500 net acres where Forest has completed some of its most prolific wells with average 24-hour initial production rates of 25 MMcfe/d. Although the recent well result is below expectations, we believe that the high permeability will allow us to drain the reserves more efficiently than originally planned with less capital, as full development in this area will require two rather than three horizontal wells per section in this zone. Due to the reduced amount of drilling needed to efficiently recover the reserves, we have moved the one rig developing this area to Hemphill County, eliminating five planned drilling locations in this area in 2011. While drilling results are encouraging and above the mid-case type curve, production rates in Hemphill County are forecasted to be lower than those achieved in the south central area of Wheeler County, Texas, thus resulting in lower production in 2011 than previously expected.

Canadian Deep Basin – Nikanassin Resource Play

Forest holds approximately 204,000 gross and 131,000 net acres in the Canadian Deep Basin, including approximately 129,000 gross and 92,000 net acres in the Nikanassin Resource play. Through production log information relative to the stacked-pay intervals that exist in this play, Forest has identified specific zones for which it has initiated a horizontal drilling program to isolate completions in the most productive intervals. Forest spud its first horizontal well late in the fourth quarter of 2010 and, similar to other plays where Forest has transitioned from vertical to horizontal development, the Company anticipates furthering its horizontal efforts in the play. Forest has completed the first two vertical wells in its 2011 drilling campaign that have yielded an average 24-hour initial production rate of 12 MMcfe/d. Forest currently has two operated rigs running in the play and expects to invest $82 million to drill approximately 15 operated wells during the year.

Forest has drilled 17 vertical wells through its delineation efforts in the Nikanassin Resource play that had average 24-hour initial production rates of 13 MMcfe/d.

Canadian Peace River Arch – Evi Light Oil Play

Forest holds approximately 48,000 gross and 41,000 net acres in the Canadian Evi light oil play. This area provides for a significant development opportunity for premium-priced light oil through shallow horizontal development drilling opportunities. The Company has resumed a three rig horizontal drilling program in early 2011 and expects to invest $93 million to drill approximately 35 operated wells during the year.

In 2010, Forest drilled 14 horizontal wells in the Canadian Evi light oil play that had average 24-hour initial production rates of 184 Bbls/d.

Gonzales, Wilson, Lee, DeWitt Counties, Texas – Eagle Ford Shale Play

Forest holds approximately 115,000 gross and 105,000 net acres in the Eagle Ford Shale play. The area provides Forest with access to the oil-bearing section of the Eagle Ford and is expected to yield a significant oil development opportunity through the application of horizontal drilling and completion technologies. Forest participated in its first Eagle Ford Shale oil well, as a 50% non-operated partner, that had an initial 24-hour production rate as high as 830 Bbls/d on a restricted 18/64th choke due to limited storage capacity at the well site. The capacity issue has been addressed and the well has been opened up to full productivity. After being on-line for 40 days, the well is currently producing 600 Bbls/d after the installation of tubing and without the benefit of artificial lift. Forest spud its first operated horizontal well in the Eagle Ford oil window with a 50% working interest at the end of the fourth quarter of 2010 and is currently in the completion phase. Based on early success, the Company has increased drilling operations to a two rig operated drilling program and expects to invest approximately $50 million to drill approximately eight wells during the first half of 2011. Remaining wells in the 2011 program are expected to be at a 100% working interest level. Upon further success, Forest would consider expanding this program in 2011.

NATURAL GAS, NATURAL GAS LIQUIDS, AND OIL DERIVATIVES

Forest has not entered into any additional natural gas, natural gas liquids, or oil derivatives since the last update provided in the press release dated January 20, 2011 other than the following:

  2012 natural gas liquids swaps for 2.0 MBbls/d at a weighted average per barrel price of $45.22.

2011 GUIDANCE

The detail below represents Forest’s updated guidance for net sales volumes and production expense for the first quarter and full year 2011. The updated guidance remains subject to the cautionary statements and limitations contained in our January 20, 2011, press release under the caption “2011 Guidance,” as well as those stated below under the caption “Forward-Looking Statements.” Except as indicated below, all other guidance detailed in Forest’s press release dated January 20, 2011, has not changed.

The guidance below represents Forest’s guidance for 2011 without consideration of the proposed initial public offering (IPO) and spin-off of Forest’s Canadian operations through Forest’s wholly-owned subsidiary, Lone Pine Resources Inc. (Lone Pine). The Company intends to revise its guidance on or about the time of Lone Pine’s IPO.

Net Sales Volumes: As a result of the events described above in the Texas Panhandle – Granite Wash play operational update and the first quarter of 2011 weather and downstream infrastructure downtime in Texas and Canada, Forest decreased guidance for net sales volumes to 470 MMcfe/d for the full year 2011 from its previous guidance of 490 MMcfe/d. Annual 2011 organic production growth is expected to be approximately 5%, pro forma for the average net sales volume impact of divestitures of 7 MMcfe/d in 2010. First quarter 2011 net sale volumes are forecasted to be negatively affected by approximately 4 Bcfe. Net sales volumes are expected to be comprised of approximately 70% natural gas and 30% liquids (13% crude and condensate and 17% natural gas liquids).

Production Expense: As a result of decreased net sales volumes guidance, Forest decreased guidance for production expense (which includes lease operating expense, ad valorem taxes, production taxes, and product processing, gathering, and transportation expense) to $195 million to $215 million, or $1.15 to $1.25 per Mcfe, for the full year 2011 from its previously guided range of $200 million to $220 million, or $1.15 to $1.25 per Mcfe.

NON-GAAP FINANCIAL MEASURES

Adjusted Net Earnings

In addition to reporting net earnings (loss) as defined under generally accepted accounting principles (GAAP), Forest also presents adjusted net earnings, which is a non-GAAP performance measure. Adjusted net earnings consists of net earnings after adjustment for those items described in the table below. Adjusted net earnings does not represent, and should not be considered an alternative to, GAAP measurements, such as net earnings (loss), (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Forest believes that the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Forest’s management does not view adjusted net earnings in isolation and also uses other measurements, such as net earnings (loss) and revenues to measure operating performance. The following table provides a reconciliation of net earnings (loss), the most directly comparable GAAP measure, to adjusted net earnings for the periods presented (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net earnings (loss)	$16,194	45,188	227,521	(923,133)
Unrealized losses (gains) on derivative instruments, net of tax	41,474	28,000	(24,300)	112,443
Unrealized foreign currency exchange gains, net of tax	(7,602)	(1,945)	(12,046)	(14,963)
Gain on debt extinguishment, net of tax	-	-	(2,921)	-
Unrealized losses on other investments, net of tax	-	-	-	1,486
Change in valuation allowance for deferred tax assets	-	(9,311)	-	(10,011)
Ceiling test write-down of oil and gas properties, net of tax	-	-	-	1,028,780
Rig stacking, net of tax	-	1,444	-	5,711
Adjusted net earnings	$50,066	63,376	188,254	200,313

Earnings attributable to participating securities and other adjustments	(769)	(1,229)	(3,208)	(3,943)
Adjusted net earnings for diluted earnings per share	$49,297	$62,147	$185,046	$196,370

Weighted average number of diluted shares outstanding	112,012	110,665	111,498	104,603

Adjusted diluted earnings per common	$0.44	$0.56	$1.66	$1.88

Adjusted EBITDA

In addition to reporting net earnings (loss) as defined under GAAP, Forest also presents net earnings before interest, income taxes, depreciation, depletion, and amortization (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings after adjustment for those items described in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to, GAAP measurements, such as net earnings (loss) (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Forest believes the measure is useful in evaluating its fundamental core operating performance. Forest also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Forest’s management uses adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Forest’s management does not view adjusted EBITDA in isolation and also uses other measurements, such as net earnings and revenues to measure operating performance. The following table provides a reconciliation of net earnings (loss), the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net earnings (loss)	$16,194	45,188	227,521	(923,133)
Income tax expense (benefit)	2,725	9,726	120,627	(510,475)
Unrealized losses (gains) on derivative instruments, net	64,919	43,802	(37,920)	176,018
Unrealized foreign currency exchange gains	(9,000)	(2,365)	(14,290)	(17,974)
Unrealized losses on other investments, net	-	-	-	2,327
Realized foreign currency exchange gains, net	(270)	(88)	(270)	(88)
Interest expense	37,283	41,114	149,523	163,487
Gain on debt extinguishment, net	-	-	(4,576)	-
Accretion of asset retirement obligations	1,753	2,116	7,194	8,311
Ceiling test write-down of oil and gas properties	-	-	-	1,575,843
Depreciation, depletion, and amortization	72,123	65,658	251,618	303,622
Stock-based compensation	5,161	3,831	19,550	16,779
Adjusted EBITDA	$190,888	208,982	718,977	794,717

Adjusted Discretionary Cash Flow and Adjusted Free Cash Flow

In addition to reporting net cash provided by operating activities as defined under GAAP, Forest also presents adjusted discretionary cash flow, which is a non-GAAP liquidity measure. Adjusted discretionary cash flow consists of net cash provided by operating activities after adjustment for those items described in the table below. Further, Forest presents adjusted free cash flow, which is also a non-GAAP liquidity measure. Adjusted free cash flow consists of adjusted discretionary cash flow minus exploration and development capital expenditures. These measures do not represent, and should not be considered an alternative to, GAAP measurements, such as net cash provided by operating activities (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. Forest’s management uses adjusted discretionary cash flow and adjusted free cash flow as measures of liquidity and believes they provide useful information to investors because they assesses cash flow from operations before changes in working capital, which fluctuates due to the timing of collections of receivables and the settlements of liabilities, and the remaining cash flow after exploration and development capital expenditures are deducted, respectively. Forest’s management uses adjusted discretionary cash flow and adjusted free cash flow to manage its business, including in preparing its annual operating budget and financial projections. These measures do not represent the residual cash flow available for discretionary expenditures. The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to adjusted discretionary cash flow and adjusted free cash flow for the periods presented (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net cash provided by operating activities	$134,622	123,423	532,929	596,996

Changes in working capital:
Accounts receivable	32,120	30,353	7,775	(35,790)
Other current assets	(19,053)	(10,187)	(20,592)	(30,809)
Accounts payable and accrued liabilities	(3,281)	(58,611)	62,842	47,956
Accrued interest and other current liabilities	12,799	15,240	7,929	(12,077)
Current income taxes on oil and gas property divestitures	-	71,571	(16,984)	71,571
Adjusted discretionary cash flow	$157,207	171,789	573,899	637,847

Less: exploration and development capital expenditures	117,657	113,860	656,046	512,679
Adjusted free cash flow	$39,550	57,929	(82,147)	125,168

Net Debt

In addition to reporting total debt as defined under GAAP, Forest also presents net debt, which is a non-GAAP debt measure. Net debt consists of the principal amount of debt adjusted for cash and cash equivalents at the end of the period. Forest’s management uses net debt to assess Forest’s indebtedness. The following table sets forth the components of net debt for the periods presented (in thousands):

	December 31, 2010		December 31, 2009
	Principal	Book*	Principal	Book*
Credit facilities	$-	-	-	-
8% Senior notes due 2011	285,000	287,092	285,000	289,221
7% Senior subordinated notes due 2013	12	12	112	110
7 3/4% Senior subordinated notes due 2014	-	-	150,000	156,678
8 1/2% Senior notes due 2014	600,000	581,790	600,000	575,971
7 1/4% Senior notes due 2019	1,000,000	1,000,478	1,000,000	1,000,534
Total debt	1,885,012	1,869,372	2,035,112	2,022,514

Less: cash and cash equivalents	218,145	218,145	467,221	467,221

Net debt	$1,666,867	1,651,227	1,567,891	1,555,293

_________________________

* Book amounts include the principal amount of debt adjusted for unamortized gains on interest rate swap terminations of $0.8 million and $9.4 million at December 31, 2010, and 2009, respectively, and unamortized net discounts on the issuance of certain senior notes of $(16.4) million and $(21.9) million at December 31, 2010, and 2009, respectively.

TELECONFERENCE CALL

A conference call is scheduled for Tuesday, February 22, 2011, at 12:00 PM MT to discuss the release. You may access the call by dialing toll free 800-399-6298 (for U.S./Canada) and 706-634-0924 (for International) and request the Forest Oil teleconference (ID # 41201415). A Q&A period will follow.

A replay will be available from Tuesday, February 22, through March 8, 2011. You may access the replay by dialing toll free 800-642-1687 (for U.S./Canada) and 706-645-9291 (for International), conference ID # 41201415.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and gas.

These risks relating to Forest include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

A registration statement relating to Lone Pine Resources Inc.’s offering of shares of common stock has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations of offers to buy, or any sales of securities will only be made in accordance with the registration requirements of the Securities Act of 1933 or an exemption therefrom.

The offering of shares of common stock of Lone Pine Resources Inc. will be made only by means of a prospectus. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, when available, may be obtained from J.P. Morgan Securities LLC via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling 866-803-9204.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$218,145	467,221
Accounts receivable	135,730	126,354
Derivative instruments	60,182	35,643
Deferred income taxes	-	7,108
Inventory	32,633	52,211
Other current assets	34,993	41,455
Total current assets	481,683	729,992

Net property and equipment	2,715,678	2,259,207

Deferred income taxes	284,021	393,061
Goodwill	256,842	255,908
Derivative instruments	8,244	556
Other assets	38,920	45,966
	$3,785,388	3,684,690

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$252,200	284,302
Accrued interest	23,630	25,755
Derivative instruments	36,413	41,358
Current portion of long-term debt	287,092	156,678
Asset retirement obligations	561	4,853
Deferred income taxes	6,911	-
Other current liabilities	22,567	22,074
Total current liabilities	629,374	535,020

Long-term debt	1,582,280	1,865,836
Asset retirement obligations	86,752	88,450
Derivative instruments	-	826
Deferred income taxes	57,560	46,884
Other liabilities	76,635	68,520
Total liabilities	2,432,601	2,605,536

Shareholders' equity:
Common stock	11,359	11,234
Capital surplus	2,684,269	2,652,689
Accumulated deficit	(1,424,905)	(1,652,426)
Accumulated other comprehensive income	82,064	67,657
Total shareholders' equity	1,352,787	1,079,154
	$3,785,388	3,684,690

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands, except per share amounts)

Revenues:
Oil, gas, and NGL sales	$213,875	214,357	853,739	767,830
Interest and other	529	23	1,012	625
Total revenues	214,404	214,380	854,751	768,455

Costs, expenses, and other:
Lease operating expenses	30,373	32,772	118,074	146,977
Production and property taxes	8,788	8,544	46,079	42,903
Transportation and processing costs	6,891	4,997	23,980	20,915
General and administrative (including stock-based compensation of $6,141, $4,157, $21,780, and $17,437, respectively)	18,663	22,026	73,204	71,076
Depreciation, depletion, and amortization	72,123	65,658	251,618	303,622
Ceiling test write-down of oil and gas properties	-	-	-	1,575,843
Interest expense	37,283	41,114	149,523	163,487
Realized and unrealized losses (gains) on derivative instruments, net	27,266	(19,936)	(150,132)	(132,148)
Other, net	(5,902)	4,291	(5,743)	9,388
Total costs, expenses, and other	195,485	159,466	506,603	2,202,063

Earnings (loss) before income taxes	18,919	54,914	348,148	(1,433,608)

Income tax expense (benefit):
Current	(1,812)	69,310	(13,901)	70,815
Deferred	4,537	(59,584)	134,528	(581,290)
Total income tax expense (benefit)	2,725	9,726	120,627	(510,475)

Net earnings (loss)	$16,194	45,188	227,521	(923,133)

Weighted average number of common shares outstanding:
Basic	111,158	110,180	110,809	104,336
Diluted	112,012	110,665	111,498	104,336

Basic earnings (loss) per common share	$0.14	0.40	2.01	(8.85)

Diluted earnings (loss) per common share	$0.14	0.40	2.00	(8.85)

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended
	December 31,
	2010	2009
	(In thousands)
Cash flows from operating activities:
Net earnings (loss)	$227,521	(923,133)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	251,618	303,622
Accretion of asset retirement obligations	7,194	8,311
Ceiling test write-down of oil and gas properties	-	1,575,843
Unrealized (gains) losses on derivative instruments, net	(37,920)	176,018
Unrealized losses on other investments, net	-	2,327
Unrealized foreign currency exchange gains	(14,290)	(17,974)
Deferred income tax	134,528	(581,290)
Stock-based compensation	19,550	16,779
Other, net	2,682	5,773

Changes in operating assets and liabilities:
Accounts receivable	(7,775)	35,790
Other current assets	20,592	30,809
Accounts payable and accrued liabilities	(62,842)	(47,956)
Accrued interest and other current liabilities	(7,929)	12,077
Net cash provided by operating activities	532,929	596,996

Cash flows from investing activities:
Capital expenditures	(807,778)	(668,718)
Proceeds from sales of assets	166,569	1,054,062
Other, net	-	28
Net cash (used) provided by investing activities	(641,209)	385,372

Cash flows from financing activities:
Bank repayments and borrowings, net	-	(1,305,154)
Proceeds from issuance of senior notes, net of issuance costs	-	559,767
Proceeds from common stock offering, net of offering costs	-	256,217
Redemption of 7 3/4% senior notes	(151,938)	-
Repurchase of 7% senior subordinated notes	(100)	(970)
Change in bank overdrafts	8,128	(39,411)
Proceeds from the exercise of options and from employee stock purchase plan	10,136	4,577
Other, net	(6,745)	8,110
Net cash used by financing activities	(140,519)	(516,864)

Effect of exchange rate changes on cash	(277)	(488)

Net (decrease) increase in cash and cash equivalents	(249,076)	465,016
Cash and cash equivalents at beginning of period	467,221	2,205
Cash and cash equivalents at end of period	$218,145	467,221

CONTACT:
Forest Oil Corporation
Patrick J. Redmond
VP - Corporate Planning
and Investor Relations
303-812-1441